As Filed with the Securities and Exchange Commission on June 19, 2006

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Dominion Resources, Inc.	VIRGINIA	54-1229715
(Exact name of Registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 TREDEGAR STREET RICHMOND, VIRGINIA 23219

(804) 819-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PATRICIA A. WILKERSON, VICE PRESIDENT AND CORPORATE SECRETARY

JAMES P. CARNEY, ASSISTANT TREASURER

DOMINION RESOURCES, INC.

120 TREDEGAR STREET RICHMOND, VIRGINIA 23219

(804) 819-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

JAMES F. STUTTS	JANE WHITT SELLERS
MARK O. WEBB	McGUIREWOODS LLP
DOMINION RESOURCES, INC.	ONE JAMES CENTER
120 TREDEGAR STREET	RICHMOND, VIRGINIA 23219-4030
RICHMOND, VIRGINIA 23219

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Offering Price/ Amount of Registration Fee
Junior Subordinated Notes	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities of the identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

DOMINION RESOURCES, INC.

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

Junior Subordinated Notes

From time to time, we may offer and sell our junior subordinated notes. The junior subordinated notes we may offer may be convertible into or exercisable or exchangeable for other junior subordinated notes or other securities of the Company.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 19, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a shelf registration process. Under this shelf process, we may, from time to time, sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. When we use the terms “we,” “our,” “us,” “Dominion” or the “Company” in this prospectus, we are referring to Dominion Resources, Inc. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or other offering materials. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or other offering materials is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-08489. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

•	Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•	Current Reports on Form 8-K, filed January 13, 2006, January 26, 2006, February 15, 2006, March 3, 2006 and April 4, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning us at: Corporate Secretary, Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

SAFE HARBOR AND CAUTIONARY STATEMENTS

This prospectus or other offering materials may contain or incorporate by reference forward-looking statements. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves; generally applicable factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

THE COMPANY

Dominion is a fully integrated gas and electric energy holding company headquartered in Richmond, Virginia. As of March 31, 2006, we had approximately $50.5 billion in assets.

We manage our operations through four primary business lines that integrate our electric and gas services, streamline operations, and position us for long-term growth in the competitive marketplace:

Dominion Delivery—Dominion Delivery manages our local electric and gas distribution systems serving 4.0 million customer accounts and our customer service operations. Our electric distribution operations serve residential, commercial, industrial and governmental customers in Virginia and northeastern North Carolina. Gas distribution operations serve residential, commercial and industrial gas sales and transportation customers in Ohio, Pennsylvania and West Virginia. Dominion Delivery also operates our nonregulated retail energy marketing business serving approximately 1.2 million customer accounts in the Northeast, Mid-Atlantic and Midwest and manages more than 200 billion cubic feet of natural gas storage in Ohio and Pennsylvania. In March 2006, we agreed to sell our regulated gas distribution systems in Pennsylvania and West Virginia involving approximately 500,000 customer accounts. We expect to close the transaction in the first quarter of 2007.

Dominion Energy—Dominion Energy manages our approximately 7,800 miles of gas transmission pipeline, our 6,000 miles of electric transmission lines, and a 750 billion cubic foot natural gas storage network. Dominion Energy also operates our Cove Point, Maryland liquefied natural gas facility. It oversees certain natural gas production located in the Appalachian Basin and producer services, including aggregation of gas supply, market-based services related to gas transportation and storage and associated gas trading.

Dominion Exploration & Production—Dominion Exploration & Production manages our onshore and offshore oil and gas exploration and production activities. With approximately 6.3 trillion cubic feet of proved natural gas reserves and, under normal conditions, approximately 1.1 billion cubic feet equivalent of daily production, Dominion Exploration & Production is one of the nation’s largest independent oil and gas operators. We operate offshore on the outer continental shelf and deepwater areas of the Gulf of Mexico and onshore in western Canada, the Appalachian Basin, the Permian Basin, the Mid-Continent Region and other selected regions in the continental United States.

Dominion Generation—Dominion Generation manages our approximately 28,100 megawatt portfolio of electric power generation and guides our generation growth strategy and energy trading and marketing activities associated with optimization of our generation assets. The generation mix is diversified and includes coal, nuclear, gas, oil, hydro and purchased power. Our electric generation operations currently focus on serving customers in the energy intensive Northeast, Mid-Atlantic and Midwest regions of the United States. Our generation facilities are located in Connecticut, Illinois, Indiana, Massachusetts, North Carolina, Ohio, Pennsylvania, Rhode Island, Virginia, West Virginia and Wisconsin.

Principal Subsidiaries

Dominion’s principal direct, legal subsidiaries include Virginia Electric and Power Company (Dominion Virginia Power), a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina, Consolidated Natural Gas Company (CNG), an oil and gas producer, and a transporter, distributor and retail marketer of natural gas serving customers in the Northeast, the Mid-Atlantic and the Midwest, Dominion Energy, Inc., which is involved in merchant electric generation, energy trading and marketing and natural gas exploration and production and Virginia Power Energy Marketing, Inc., which provides fuel and price risk management services to other Dominion affiliates and engages in energy trading activities.

Other

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION in this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities to meet a portion of the general capital requirements of the Company, including the refinancing of our outstanding debt, including our commercial paper, and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of this ratio, earnings are determined by adding distributed income of equity investees and fixed charges (excluding interest capitalized) to income before income taxes and minority interest after eliminating the equity in earnings or losses of equity investees. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized, the portion of rental expense that is representative of the interest factor and preferred stock dividends of consolidated subsidiaries (grossed-up by a factor of pre-tax net income divided by net income).

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

3 Months Ended March 31, 2006[1]	12 Months Ended March 31, 2006[2]
		Years Ended December 31,
		2005[3]	2004[4]	2003[5]	2002	2001[6]
3.30	2.28	2.29	2.78	2.29	2.82	1.82

[1]	Earnings for the three months ended March 31, 2006 include a $172 million charge primarily resulting from the write-off of certain regulatory assets related to the pending sale of The Peoples Natural Gas Company and Hope Gas, Inc., a $10 million charge related to expenses following Hurricanes Katrina and Rita, and $13 million of asset impairments. Excluding these items from the calculation would result in a higher ratio of earnings to fixed charges for the three months ended March 31, 2006.
[2]	Earnings for the twelve months ended March 31, 2006 include a $423 million charge reflecting the de-designation of hedge contracts resulting from the delay of natural gas and oil production following Hurricanes Katrina and Rita, a $172 million charge primarily resulting from the write-off of certain regulatory assets related to the pending sale of The Peoples Natural Gas Company and Hope Gas, Inc., $29 million of impairment charges related to Dominion Capital, Inc. assets, $82 million of charges related to other asset impairments, a $38 million charge related to expenses following Hurricanes Katrina and Rita, and $10 million of charges related to other items. Excluding these items from the calculation would result in a higher ratio of earnings to fixed charges for the twelve months ended March 31, 2006.
[3]	Earnings for the twelve months ended December 31, 2005 include a $423 million charge reflecting the de-designation of hedge contracts resulting from the delay of natural gas and oil production following Hurricanes Katrina and Rita, $73 million in charges resulting from the termination of certain long-term power purchase contracts, $21 million in net charges related to trading activities discontinued in 2004, including the Batesville long-term power-tolling contract divested in the second quarter of 2005, and other activities, $35 million of impairment charges related to Dominion Capital, Inc. assets, a $76 million charge related to miscellaneous asset impairments, a $28 million charge related to expenses following Hurricanes Katrina and Rita, and $5 million of charges related to other items. Excluding these items from the calculation would result in a higher ratio of earnings to fixed charges for the twelve months ended December 31, 2005.
[4]	Earnings for the twelve months ended December 31, 2004 include $76 million of impairment charges related to Dominion’s investment in and planned divestiture of Dominion Capital, Inc., a $23 million benefit associated with the disposition of certain assets held for sale, an $18 million benefit from the reduction of accrued expenses associated with Hurricane Isabel restoration activities, $96 million of losses related to the discontinuance of hedge accounting for certain oil hedges and subsequent changes in the fair value of those hedges during the third quarter following Hurricane Ivan, $71 million in charges resulting from the termination of certain long-term power purchase contracts, a $184 million charge related to the Batesville long-term power-tolling contract divested in the second quarter of 2005, a $10 million charge related to the sale of natural gas and oil production assets in British Columbia, and $27 million of charges related to net legal settlements and other items. Excluding these items from the calculation would result in a higher ratio of earnings to fixed charges for the twelve months ended December 31, 2004.
[5]	Earnings for the twelve months ended December 31, 2003 include a $134 million impairment of Dominion Capital, Inc. assets, $28 million for severance costs related to workforce reductions, an $84 million impairment of certain assets held for sale, $197 million for restoration expenses related to Hurricane Isabel, a $105 million charge related to the termination of a power purchase contract, $64 million in charges for the restructuring and termination of certain electric sales contracts, and a $144 million charge related to our investment in Dominion Telecom, Inc. including impairments, the cost of refinancings, and reallocation of equity losses. Excluding these items from the calculation would result in a higher ratio of earnings to fixed charges for the twelve months ended December 31, 2003.
[6]	Earnings for the twelve months ended December 31, 2001 include $220 million related to the cost of the buyout of power purchase contracts and non-utility generating plants previously serving the company under long-term contracts, a $40 million loss associated with the divestiture of Saxon Capital Inc., a $281 million write-down of Dominion Capital, Inc. assets, a $151 million charge associated with Dominion’s estimated Enron-related exposure, and a $105 million charge associated with a senior management restructuring initiative and related costs. Excluding these items from the calculation would result in a higher ratio of earnings to fixed charges for the twelve months ended December 31, 2001.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

We will issue the Junior Subordinated Notes (also referred to as the Debt Securities) in one or more series under our Junior Subordinated Indenture II dated as of June 1, 2006 between us and JPMorgan Chase Bank, N.A., as Trustee, as supplemented from time to time (Subordinated Indenture II). The Subordinated Indenture II has been filed as an exhibit to the registration statement and you should read the Subordinated Indenture II for provisions that may be important to you. In the summary below, we have included references to section numbers of the Subordinated Indenture II so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Subordinated Indenture II.

General

The Junior Subordinated Notes will be our unsecured obligations and are junior in right of payment to our Priority Indebtedness, as described under the caption “—Subordination.”

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

The Subordinated Indenture II does not limit the amount of Debt Securities that we may issue under it. We may issue Debt Securities from time to time under the Subordinated Indenture II in one or more series by entering into supplemental indentures or by our Board of Directors or duly authorized officers authorizing the issuance. A form of supplemental indenture to the Subordinated Indenture II is an exhibit to the registration statement.

The Subordinated Indenture II does not protect the holders of Debt Securities if we engage in a highly leveraged transaction.

Provisions of a Particular Series

The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Debt Securities, for issuances of additional Debt Securities of that series. The prospectus supplement for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any rights that would allow us to defer or extend an interest payment date;

•	any provisions requiring payment of principal or interest in our capital stock or with proceeds from the sale of our capital stock or from any other specific source of funds;

•	any payments due if the maturity of the Debt Securities is accelerated;

•	any optional redemption terms, or any repayment terms;

•	any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•	if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•	whether the Debt Securities will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with the Trustee and registered in the name of a securities depositary or its nominee (Book-Entry Debt Securities);

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any changes to events of defaults or covenants; and

•	any other terms of the Debt Securities. (Sections 2.1 & 2.3 of the Subordinated Indenture II.)

The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Subordination

Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture II, to all Priority Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or

•	the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness,

then the holders of Priority Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Priority Indebtedness, and, in the case of the second and third instances, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 14.1 & 14.9 of the Subordinated Indenture II.)

Priority Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Priority Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries. (Section 1.1 of the Subordinated Indenture II.)

Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture II irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness. We may not amend the Subordinated Indenture II to change the subordination of any outstanding Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect. (Sections 10.2 & 14.7 of the Subordinated Indenture II.)

The Subordinated Indenture II does not limit the amount of Priority Indebtedness that we may issue.

Conversion or Redemption

No Debt Security will be subject to conversion, amortization or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion or redemption of Debt Securities will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we may not redeem the Debt Security prior to its stated maturity. Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on and after the applicable redemption dates or during the applicable redemption periods;

•	redemption dates or redemption periods and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•

redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 20 days prior to the date of redemption. (Section 3.2 of the Subordinated Indenture II.)

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the Debt Securities of that series are selected for redemption; or

•	register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 2.5 of the Subordinated Indenture II.)

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•	by wire transfer to an account at a banking institution in the United States that is designated in writing to the Trustee prior to the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Section 4.1 of the Subordinated Indenture II.)

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, and will be the responsibility of the participants.

Unless we state otherwise in the applicable prospectus supplement, the Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 4.4 of the Subordinated Indenture II.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After any repayment, holders should look only to us for those payments. (Section 12.4 of the Subordinated Indenture II.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge. (Section 2.5 of the Subordinated Indenture II.)

Global Securities

We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $500,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be registered with the securities depositary or its nominee and deposited with the securities depositary or its custodian. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 2.5 of the Subordinated Indenture II.)

Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement or other offering materials.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•	will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Subordinated Indenture II. (Section 2.2 of the Subordinated Indenture II.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	the Company;

•	the Trustee; or

•	any agent of any of the above.

Covenants

Under the Subordinated Indenture II we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the Trustee at the end of each fiscal year confirming our compliance with our obligations under the Subordinated Indenture II; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any. (Sections 4.1, 4.2, 4.4 & 4.6 of the Subordinated Indenture II.)

Consolidation, Merger or Sale

The Subordinated Indenture II provides that we may consolidate or merge with or into, or sell all or substantially all of our properties and assets to, another corporation or other entity, provided that any successor assumes our obligations under the Subordinated Indenture II and the Debt Securities issued under the Subordinated Indenture II. We must also deliver an opinion of counsel to the Trustee affirming our compliance with all conditions in the Subordinated Indenture II relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us and, in the case of a sale of all or substantially all our assets, we will be relieved of our obligations under the Subordinated Indenture II. (Sections 11.1, 11.2 & 11.3 of the Subordinated Indenture II.)

Events of Default

Event of Default when used in the Subordinated Indenture II, will mean any of the following:

•	failure to pay the principal or any premium on any Debt Security when due;

•	failure to pay any interest on any Debt Securities of that series, when due, that continues for 30 days;

•	failure to perform any other covenant in the Subordinated Indenture II (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 25% of the outstanding Debt Securities of that series give written notice of the default;

•	certain events of bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default included in the Subordinated Indenture II or any supplemental indenture. (Section 6.1 of the Subordinated Indenture II.)

In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Subordinated Indenture II. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement.

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 6.1 of the Subordinated Indenture II.)

The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture II at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, except as limited by the Subordinated Indenture II, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Sections 6.6, 6.7, 7.1 & 7.2 of the Subordinated Indenture II.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 14.2 of the Subordinated Indenture II.)

Satisfaction; Discharge

We may discharge all our obligations (except those described below) to holders of the Debt Securities issued under the Subordinated Indenture II, which Debt

Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities. However, certain of our obligations under the Subordinated Indenture II will survive, including with respect to the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

•	rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Subordinated Indenture II. (Section 12.1 of the Subordinated Indenture II.)

Under federal income tax law, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Debt Securities and the value of the holder’s interest in the amounts on deposit with the Trustee. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Defeasance

We will be discharged from our obligations on the Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the Subordinated Indenture II except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Section 12.5 of the Subordinated Indenture II.)

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Debt Securities and the value of the holder’s interest in the defeasance trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Modification of Subordinated Indenture II; Waiver

Under the Subordinated Indenture II our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 10.2 of the Subordinated Indenture II.) In addition, we may supplement the Subordinated Indenture II to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 10.1 of the Subordinated Indenture II.)

The holders of a majority of the outstanding Debt Securities of all series under the Subordinated Indenture II with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 6.6 of the Subordinated Indenture II.)

In addition, under certain circumstances, the holders of a majority of the outstanding Debt Securities of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture II under which those Debt Securities were issued. (Section 4.7 of the Subordinated Indenture II.)

Concerning the Trustee

JPMorgan Chase Bank, N.A. is the Trustee under the Subordinated Indenture II. We and certain of our affiliates maintain deposit accounts and banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. also serves as trustee under other indentures pursuant to which securities of ours and of certain of our affiliates are outstanding. Affiliates of JPMorgan Chase Bank, N.A. have purchased, and are likely to purchase in the future, our securities and securities of our affiliates.

The Trustee will perform only those duties that are specifically described in the Subordinated Indenture II unless an event of default under the Subordinated Indenture II occurs and is continuing. The Trustee is under no obligation to exercise any of its powers under the Subordinated Indenture II at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result and there is no other limit on the Trustee’s exercise of its powers under the Subordinated Indenture II. (Section 7.1 of the Subordinated Indenture II.)

The Trustee administers its corporate trust business at 4 New York Plaza, New York, New York 10004 (Attention: Worldwide Securities Services).

LEGAL MATTERS

McGuireWoods LLP, counsel to the Company, will issue an opinion about the legality of the offered securities for us. As of June 1, 2006, partners of McGuireWoods LLP owned less than one percent of our common stock. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, and the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, both incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and which report on the consolidated financial statements includes an explanatory paragraph as to changes in accounting principles in 2005 for conditional asset retirement obligations and in 2003 for asset retirement obligations, contracts involved in energy trading, derivative contracts not held for trading purposes, derivative contracts with a price adjustment feature and the consolidation of variable interest entities, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

Item 14. Other Expenses of Issuance and Distribution.

Per Offering*
Securities and Exchange Commission Fee	$ **
Fees and Expenses of Trustee	10,000
Printing Expenses	20,000
Counsel Fees	40,000
Rating Agency Fees	30,000
Accountant Fees	30,000
Listing Fees	***
Miscellaneous	10,000

Total	$140,000

*	Because an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are therefore not currently determinable. The amounts shown are estimates of expenses for a single offering of securities under the registration statement, but do not limit the amount of securities that may be offered.
**	Under SEC Rules 456(b) and 457(r), the Securities and Exchange Commission fee will be paid at the time of any particular offering of securities under this registration statement, and is therefore not currently determinable.
***	The listing fee is based upon the principal amount of securities listed, if any, and is therefore not currently determinable.

Item 15. Indemnification of Directors and Officers.

Article VI of Dominion’s Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

In addition, Article VI of Dominion’s Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion’s Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Dominion has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Dominion and (2) Dominion to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 16. Exhibits.

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement.**
4.1	Junior Subordinated Indenture II, dated as of June 1, 2006, between Dominion Resources, Inc. and JPMorgan Chase Bank, N.A.*
4.2	Form of Supplemental Indenture to Junior Subordinated Indenture II.**
5.1	Opinion of McGuireWoods LLP, counsel to the Issuer, with respect to the Offered Securities.*
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference from Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 1-8489).
23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Ryder Scott Company, L.P. (incorporated by reference from Exhibit 23.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, File No. 1-8489).
24	Powers of Attorney (included on signature page).
25.1	Statement of Eligibility of JPMorgan Chase Bank, N.A., as trustee for the Junior Subordinated Notes.*

*	Filed herewith.
**	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

In	a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 16th day of June, 2006.

DOMINION RESOURCES, INC.

By	/S/ THOMAS F. FARRELL, II Thomas F. Farrell, II,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities stated below and on the 16th day of June, 2006. The officers and directors whose signatures appear below hereby constitute Patricia A. Wilkerson, E.J. Marks, III, James F. Stutts or Mark O. Webb, any one of whom may act, as their true and lawful attorneys-in-fact, with full power to sign on their behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement making such changes in the registration statement as the registrant deems appropriate, and file any registration statement registering additional securities under Rule 462(b) of the Securities Act of 1933, and generally to do all things in their name in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signatures	Title

/S/ PETER W. BROWN Peter W. Brown, M.D.	Director

/S/ RONALD J. CALISE Ronald J. Calise	Director

/S/ THOS. E. CAPPS Thos. E. Capps	Chairman of the Board of Directors

/S/ GEORGE A. DAVIDSON, JR. George A. Davidson, Jr.	Director

/S/ THOMAS F. FARRELL, II Thomas F. Farrell, II	President and Chief Executive Officer and Director

/S/ JOHN W. HARRIS John W. Harris	Director

/S/ ROBERT S. JEPSON, JR. Robert S. Jepson, Jr.	Director

/S/ MARK J. KINGTON Mark J. Kington	Director

/S/ BENJAMIN J. LAMBERT, III Benjamin J. Lambert, III	Director

Signatures	Title

/S/ RICHARD L. LEATHERWOOD Richard L. Leatherwood	Director

/S/ MARGARET A. MCKENNA Margaret A. McKenna	Director

/S/ FRANK S. ROYAL Frank S. Royal, M.D.	Director

/S/ S. DALLAS SIMMONS S. Dallas Simmons	Director

/S/ DAVID A. WOLLARD David A. Wollard	Director

/S/ THOMAS N. CHEWNING Thomas N. Chewning	Executive Vice President and Chief Financial Officer

/S/ STEVEN A. ROGERS Steven A. Rogers	Senior Vice President and Controller (Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement.**
4.1	Junior Subordinated Indenture II, dated as of June 1, 2006, between Dominion Resources, Inc. and JPMorgan Chase Bank, N.A.*
4.2	Form of Supplemental Indenture to Junior Subordinated Indenture II.**
5.1	Opinion of McGuireWoods LLP, counsel to the Issuer, with respect to the Offered Securities.*
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference from Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 1-8489).
23.1	Consent of McGuireWoods LLP (contained in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Ryder Scott Company, L.P. (incorporated by reference from Exhibit 23.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, File No. 1-8489).
24	Powers of Attorney (included on signature page).
25.1	Statement of Eligibility of JPMorgan Chase Bank, N.A., as trustee for the Junior Subordinated Notes.*

*	Filed herewith.
**	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.